Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2020 Fourth Quarter Results

Oxford, CT – May 20, 2020 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the fourth quarter of fiscal year 2020.

Key Highlights

-	Fourth quarter adjusted gross margin as a percentage of sales of 41.3% represents an increase of 120 basis points over the same period last year

-	Fourth quarter adjusted operating income as a percentage of sales of 23.1% increased 50 basis points over the prior year period

-	Fourth quarter cash flow from operations less capital expenditures was $34.7 million and $118.3 million for the full fiscal year

Fourth Quarter Financial Highlights

	Fiscal 2020		Fiscal 2019		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$185.8		$182.2		2.0%
Gross margin	$76.6	$76.7	$73.0	$73.0	5.0%	5.1%
Gross margin %	41.2%	41.3%	40.1%	40.1%
Operating income	$43.5	$43.0	$40.3	$41.2	7.9%	4.2%
Operating income %	23.4%	23.1%	22.1%	22.6%
Net income	$33.8	$33.1	$31.4	$32.9	7.4%	0.8%
Diluted EPS	$1.35	$1.33	$1.27	$1.33	6.3%	0.0%

(1)	Results exclude items in reconciliation below.

Twelve Month Financial Highlights

	Fiscal 2020		Fiscal 2019		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$727.5		$702.5		3.6%
Gross margin	$289.1	$289.5	$276.7	$276.7	4.5%	4.6%
Gross margin %	39.7%	39.8%	39.4%	39.4%
Operating income	$156.8	$157.7	$132.0	$149.8	18.7%	5.3%
Operating income %	21.6%	21.7%	18.8%	21.3%
Net income	$126.0	$126.4	$105.2	$119.7	19.8%	5.6%
Diluted EPS	$5.06	$5.07	$4.26	$4.84	18.8%	4.8%

(1)	Results exclude items in reconciliation below.

“The Company ended fiscal 2020 with solid execution and performance in the fourth quarter under highly unusual circumstances” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “We enter fiscal 2021 from a position of strength, with a healthy backlog, ample liquidity and a strong balance sheet. While we continue to evaluate the impacts of COVID-19 across our end markets, our strong balance sheet and other liquidity options provide us many tools to effectively navigate this environment and achieve our operational goals.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2020 were $185.8 million, an increase of 2.0% from $182.2 million in the fourth quarter of fiscal 2019, and organic net sales increased 0.6% year over year. Net sales for the aerospace markets increased 4.3% while industrial market net sales declined 1.9%, 5.6% on an organic basis. Gross margin for the fourth quarter of fiscal 2020 was $76.6 million compared to $73.0 million for the same period last year. Excluding $0.1 million of inventory purchase accounting adjustments related to the acquisition of Swiss Tool, adjusted gross margin as a percentage of net sales was 41.3% in the fourth quarter of fiscal 2020 compared to 40.1% for the same period last year.

SG&A for the fourth quarter of fiscal 2020 was $31.0 million, an increase of $1.5 million from $29.5 million for the same period last year. The increase was primarily due to $0.8 million of additional share-based stock compensation costs and additional personnel-related costs of $0.8 million offset by $0.1 million of other items. As a percentage of net sales, SG&A was 16.7% for the fourth quarter of fiscal 2020 compared to 16.2% for the same period last year.

Other operating expenses for the fourth quarter of fiscal 2020 totaled $2.1 million compared to $3.2 million for the same period last year. For the fourth quarter of fiscal 2020, other operating expenses consisted primarily of $2.6 million of amortization of intangible assets, $0.8 million of restructuring costs and $0.1 million of other items offset by a $1.4 million gain on the sale of a surplus building. For the fourth quarter of fiscal 2019, other operating expenses were comprised mainly of $2.3 million in amortization of intangible assets and $0.9 million of restructuring expense.

Operating income for the fourth quarter of fiscal 2020 was $43.5 million compared to $40.3 million for the same period last year. Excluding $0.1 million of inventory purchase accounting adjustments related to the acquisition of Swiss Tool, other restructuring charges of $0.8 million, and a $1.4 million gain on sale of a surplus building, adjusted operating income for the fourth quarter of fiscal 2020 was $43.0 million. Excluding costs associated with restructuring in the fourth quarter of fiscal 2019, adjusted operating income was $41.2 million. Adjusted operating income as a percentage of net sales was 23.1% for the fourth quarter of fiscal 2020 compared to 22.6% for the same period last year. On a full year basis, fiscal 2020 year-to-date adjusted operating income as a percentage of net sales was 21.7% compared to 21.3% for the same period last year.

Interest expense, net was $0.4 million for the fourth quarter of fiscal 2020 compared to $0.8 million for the same period last year.

Income tax expense for the fourth quarter of fiscal 2020 was $9.2 million compared to $8.3 million for the same period last year. The effective income tax rate for the fourth quarter of fiscal 2020 was 21.4% compared to 20.8% for the same period last year. The current quarter income tax expense included approximately $0.4 million of benefit from share-based stock compensation and $0.4 million of net benefit associated with discrete and other tax items. Income tax expense for the same period last year was impacted by $0.6 million of benefit associated with share-based stock compensation offset by $0.8 million of discrete and other tax reserves.

Net income for the fourth quarter of fiscal 2020 was $33.8 million compared to $31.4 million for the same period last year. On an adjusted basis, net income was $33.1 million for the fourth quarter of fiscal 2020 compared to $32.9 million for the same period last year.

Diluted EPS for the fourth quarter of fiscal 2020 was $1.35 per share compared to $1.27 per share for the same period last year. On an adjusted basis, diluted EPS was $1.33 for both the fourth quarter of fiscal 2020 and the same period last year.

Backlog as of March 28, 2020 was $478.6 million compared to $445.1 million as of March 30, 2019.

Sale of Houston Building

In the fourth quarter of fiscal 2020, the Company sold its manufacturing building located in Houston, TX that was associated with a previously closed facility. The Company sold the building for approximately $8.0 million and recorded a book gain of $1.4 million in the fourth quarter of fiscal 2020.

COVID-19

The COVID-19 health crisis, which was declared a pandemic in March 2020, has led to governments around the world implementing measures to reduce the spread. These measures include quarantines, “shelter in place” orders, travel restrictions, and other measures and have resulted in a slowdown of worldwide economic activity.

Our business is operating as an essential business, and as such, our facilities have remained open, with the exception of a few temporary closures at some of our international locations. The COVID-19 pandemic impacted our commercial aerospace and industrial sales in March of our fourth quarter of fiscal 2020. During this period, our commercial aerospace sales also faced headwinds associated with build rate changes on the Boeing 737 MAX.

In the fourth quarter of fiscal 2020, we did not experience significant disruptions in our supply chain or with our customers as a result of COVID-19. We anticipate that our production and sales in fiscal 2021 will be negatively affected by the economic implications of the pandemic. Commercial aerospace OEM and aftermarket, which make up approximately half of our sales annually, will be impacted by the decline in air travel and changes in production rates. Our sales to defense markets, which represent approximately one quarter of total sales, will grow over the next year. Our sales to industrial markets will be adversely affected in the first two quarters of fiscal 2021 due to the slowdown of economic activity. We expect to see demand increasing as “shelter in place” directives are eliminated. Management is continuously evaluating the status of our orders and operations, and restructuring efforts are being implemented where necessary to align our cost structure to the new demand levels we experience in the marketplace.

Liquidity

The Company ended fiscal 2020 with a strong cash balance and liquidity position. Cash at March 28, 2020 was $103.3 million and the Company had approximately $259.1 million of undrawn revolving credit on its two bank facilities. The Company ended the year with total debt of $23.0 million and is in full compliance with all covenants under its credit agreements.

Outlook for the First Quarter Fiscal 2021

The Company expects net sales to be approximately $150.0 million to $155.0 million in the first quarter of fiscal 2021, compared to $182.7 million last year.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 1387663. An audio replay of the call will be available from 1:45 p.m. ET May 20, 2020 until 1:45 p.m. ET May 27, 2020. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 1387663. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, COVID-19 pandemic, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Ernest Hawkins

203-267-5010

Ehawkins@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 28,	March 30,	March 28,	March 30,
	2020	2019	2020	2019
Net sales	$185,843	$182,162	$727,461	$702,516
Cost of sales	109,259	109,194	438,358	425,863
Gross margin	76,584	72,968	289,103	276,653

Operating expenses:
Selling, general and administrative	30,985	29,461	122,565	117,504
Other, net	2,079	3,192	9,753	27,114
Total operating expenses	33,064	32,653	132,318	144,618

Operating income	43,520	40,315	156,785	132,035

Interest expense, net	399	819	1,885	5,173
Other non-operating expense (income)	180	(212)	761	772
Income before income taxes	42,941	39,708	154,139	126,090
Provision for income taxes	9,189	8,271	28,103	20,897
Net income	$33,752	$31,437	$126,036	$105,193

Net income per common share:
Basic	$1.36	$1.28	$5.12	$4.32
Diluted	$1.35	$1.27	$5.06	$4.26

Weighted average common shares:
Basic	24,745,009	24,506,648	24,632,637	24,357,684
Diluted	24,994,189	24,786,898	24,922,631	24,716,213

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Gross Margin to	March 28,	March 30,	March 28,	March 30,
Adjusted Gross Margin:	2020	2019	2020	2019
Reported gross margin	$76,584	$72,968	$289,103	$276,653
Inventory purchase accounting adjustment	97	-	368	-
Adjusted gross margin	$76,681	$72,968	$289,471	$276,653

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Operating Income to	March 28,	March 30,	March 28,	March 30,
Adjusted Operating Income:	2020	2019	2020	2019
Reported operating income	$43,520	$40,315	$156,785	$132,035
Net loss on sale of Miami division	-	(258)	-	16,544
Net gain on sale of Houston building	(1,440)	-	(1,440)	-
Inventory purchase accounting adjustment	97	-	368	-
Acquisition costs	-	-	901	-
Integration and restructuring	805	1,180	1,036	1,180
Adjusted operating income	$42,982	$41,237	$157,650	$149,759

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Twelve Months Ended
Per Common Share to Adjusted Net Income and	March 28,	March 30,	March 28,	March 30,
Adjusted Net Income Per Common Share:	2020	2019	2020	2019
Reported net income	$33,752	$31,437	$126,036	$105,193
Net loss on sale of Miami division (1)	-	(258)	-	12,496
Net gain on sale of Houston building (1)	(1,132)	-	(1,132)	-
Loss on extinguishment of long-term debt (1)	-	-	-	815
Withholding tax associated with repatriation of cash	-	-	-	943
Inventory purchase accounting adjustment (1)	76	-	303	-
Acquisition costs (1)	-	-	769	-
Integration and restructuring (1)	633	1,012	827	1,012
Foreign exchange translation loss (gain) (1)	229	(63)	738	(111)
Discrete and other tax items (benefit) loss	(425)	753	(1,143)	(667)
Adjusted net income	$33,133	$32,881	$126,398	$119,681
(1) After tax impact.

Adjusted net income per common share:
Basic	$1.34	$1.34	$5.13	$4.91
Diluted	$1.33	$1.33	$5.07	$4.84

Weighted average common shares:
Basic	24,745,009	24,506,648	24,632,637	24,357,684
Diluted	24,994,189	24,786,898	24,922,631	24,716,213

	Three Months Ended		Twelve Months Ended
	March 28,	March 30,	March 28,	March 30,
Segment Data, Net External Sales:	2020	2019	2020	2019
Plain bearings segment	$93,919	$87,940	$358,291	$323,251
Roller bearings segment	31,369	36,121	132,642	143,832
Ball bearings segment	20,622	19,475	74,231	72,307
Engineered products segment	39,933	38,626	162,297	163,126
	$185,843	$182,162	$727,461	$702,516

	Three Months Ended		Twelve Months Ended
	March 28,	March 30,	March 28,	March 30,
Selected Financial Data:	2020	2019	2020	2019
Depreciation and amortization	$8,145	$7,396	$31,420	$29,658

Share-based stock compensation expense	5,154	4,378	20,150	16,087

Adjusted operating income plus depreciation/amortization plus share-based stock compensation expense	$56,281	$53,011	$209,220	$195,504

Cash provided by operating activities	$44,426	$29,534	$155,621	$108,547

Capital expenditures	$9,735	$12,141	$37,297	$41,346

Total debt			$23,012	$43,646

Cash and short-term investments			$103,255	$29,884

Repurchase of common stock			$12,209	$5,232

Backlog			$478,582	$445,099

	Three Months Ended		Twelve Months Ended
	March 28,	March 30,	March 28,	March 30,
Reconciliation of Total Net Sales to Organic Sales:	2020	2019	2020	2019
Net sales	$185,843	$182,162	$727,461	$702,516
Miami division - divestiture	-	-	-	(11,308)
Swiss Tool - acquisition	(2,544)	-	(6,357)	-
Organic net sales	$183,299	$182,162	$721,104	$691,208

	Three Months Ended		Twelve Months Ended
	March 28,	March 30,	March 28,	March 30,
Reconciliation of Aerospace Net Sales to Organic Sales:	2020	2019	2020	2019
Net sales	$119,397	$114,453	$469,246	$431,133
Miami division - divestiture	-	-	-	(11,308)
Organic net sales	$119,397	$114,453	$469,246	$419,825

	Three Months Ended		Twelve Months Ended
	March 28,	March 30,	March 28,	March 30,
Reconciliation of Industrial Net Sales to Organic Sales:	2020	2019	2020	2019
Net sales	$66,446	$67,709	$258,215	$271,383
Swiss Tool - acquisition	(2,544)	-	(6,357)	-
Organic net sales	$63,902	$67,709	$251,858	$271,383